Exhibit 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MAY 4, 2011

PAYCHEX CHIEF FINANCIAL OFFICER JOHN MORPHY TO RETIRE
Company Names Former Bausch & Lomb CFO Efrain Rivera as Successor
Rochester, NY (May 4, 2011)-Paychex, Inc., a leading provider of payroll and human resource services, today announced the retirement of John M. Morphy as senior vice president, chief financial officer, secretary, and treasurer. He will remain with the company through the end of 2011. Paychex also announced the appointment of Efrain Rivera as its new senior vice president, chief financial officer, and treasurer. A former corporate vice president and chief financial officer for Bausch & Lomb, Rivera begins his new role with Paychex on June 1, 2011.
“During his 15 years as chief financial officer of Paychex, John has been a key contributor to the company’s success. His leadership and high standards of ethics and integrity have been important assets in building Paychex’s credibility in the investment community,” said Paychex president and chief executive officer Martin Mucci. “I thank John for his many contributions in this area and wish him well in his upcoming retirement.”
Mucci also expressed his appreciation for Morphy’s commitment to helping ensure a smooth transition for his successor.
“As an experienced senior financial executive, Efrain brings to Paychex a strong skill set and deep educational background that will make him a valuable member of our management leadership team,” Mucci said. “He has demonstrated strategic capabilities that will help us focus on further growth for the company. I welcome Efrain to Paychex and look forward to his leadership.”
Efrain Rivera
During his 20 years with Bausch & Lomb, a global eye health company, Rivera held several senior management positions, culminating with his role as corporate vice president and chief financial officer. When he left the company in 2009, Bausch & Lomb had $2.5 billion in revenues and 11,000 employees. Through his tenure, his responsibilities ranged from managing the company’s commercial operations in Latin America and Canada, to leading finance for Bausch and Lomb’s global vision care division, to overseeing the firm’s treasury operations, including management of a $600 million investment portfolio.
In his role as CFO for Bausch & Lomb, Rivera transitioned the company to private ownership. After leaving Bausch & Lomb in 2009, he joined one of his alma maters, Houghton College, as vice president of finance and administration. Rivera earned his Bachelor of Science degree from Houghton, a liberal arts and sciences college in Western New York.
Rivera, a native of Paterson, New Jersey, also holds a Doctor of Management degree from Weatherhead School of Management at Case Western Reserve University in Cleveland, Ohio. Additionally, he earned his Master of Business Administration from the William E. Simon Graduate School of Business at the University of Rochester in Rochester, New York, and a Juris Doctor degree from New York University in New York City.
John Morphy
Morphy joined Paychex in October 1995 and was elected the company’s vice president, chief financial officer, secretary, and treasurer in 1996. He was named senior vice president in 2002.
Prior to joining Paychex, Morphy was vice president of finance for Goulds Pumps, the world’s largest pump manufacturer and a brand of ITT. Previously, he was vice president and controller for Computer Consoles, Inc., an equipment manufacturer for the telecommunications and office automation markets. Morphy began his career at accounting firm Arthur Andersen & Company. A native of Rochester, New York, Morphy holds a Bachelor of Science degree in accounting from LeMoyne College in Syracuse, New York.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
#  #  #
Media Contact
Becky Cania
Corporate Communications Manager
585-387-6337
bcania@paychex.com